Exhibit 3.1

Act Concerning Landeskreditbank
Baden-Wurttemberg - Forderbank

of 11th November, 1998 (Law Gazette for Baden-Wurttemberg - Gesetzblatt fur Baden-Wurttemberg (GBI.) of 18th November, 1998 page 581).

ss. 1 Establishment and Legal Status

(1) A federal state financial institution in the form of a Bank is to be established by the transfer of the legally non-independent statutory bodies, "Landeskreditbank Baden-Wurttemberg, Forderungsanstalt" and "Sachsische Aufbaubank".

(2) The Bank shall be a statutory body having a legal personality. It shall bear the name "Landeskreditbank Baden-Wurttemberg - Forderbank".

(3) The head office of the Bank shall be in Karlsruhe. It shall have a branch in Stuttgart.

ss. 2 Capital Stock

(1) The capital stock of the Bank shall amount to 450 million Deutsche Mark, from 1st January, 1999, 250 million euros. It shall belong to the federal state.

(2) The capital stock can be increased by a resolution of the Supervisory Board.

ss. 3 Functions

(1) The Bank is to support the federal state in the performance of its public functions, as well as to finance and implement measures in the interests of the federal state, in particular in the areas of

1.  housing and housing schemes,
2.  community renewal and development,
3. economic development, paying special attention to small and medium-size companies and businesses,
4.  provision of venture capital,
5.  promotion of technical advancement,
6.  improvement of the infrastructure and conditions for attracting business,
7.  agriculture and forestry,
8.  environmental protection,
9.  promotion of exports,
10. reinforcement of the competitiveness of business enterprises domiciled in Baden-Wurttemberg,
11. promotion of the family,

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12. performance of development functions within the scope of its mandate on behalf of the free federal state of Saxony,
13. the arts and sciences.

(2) In this context it is to observe the principles and aims of the state development policy. The federal state government can stipulate individual functions of the Bank within the framework of Subsection 1 by an ordinance having the force of law.

(3) The Bank can pursue all types of business that serve the purpose of fulfilling its functions. In particular it can grant loans, subsidies and guarantees, and make equity investments. As regards the granting of loans it shall generally act through credit institutions; this does not apply to loans for the promotion of housing construction.

ss. 4 Management Principles

With due regard to the public service nature of the Bank's functions, its business shall be conducted in compliance with good commercial and economic practice.

ss. 5 Guarantor and Maintenance Obligation

(1) The Bank's guarantor shall be the federal state of Baden-Wurttemberg, which shall bear the maintenance obligation. The said maintenance obligation consists of a responsibility to the Bank under public law to safeguard its economic base at all times and to maintain its ability to conduct operations for as long as it exists.

(2) The federal state of Baden-Wurttemberg shall be liable without any restriction for the Bank's commitments. Creditors of the Bank can assert claims against the federal state only if they have not been satisfied from the Bank's assets.

(3) The federal state of Baden-Wurttemberg unconditionally guarantees the loans taken up by the Bank and the bonds issued by the Bank, fixed forward transactions, the rights arising from options and other lendings to the Bank, and for lendings insofar as expressly guaranteed by the Bank.

ss. 6 Governing Bodies

The Bank's governing bodies shall be the Board of Management and the Supervisory Board.

ss. 7 Board of Management

(1) The Board of Management shall consist of the Chairman, his deputy and at least one other member.

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(2) The members of the Board of Management shall be appointed for a maximum of five years and be employed under private law, The Chairman of the Board of Management and his deputy shall be appointed by a resolution of the federal state government on the recommendation of the Supervisory Board and employed under private law. The supervisory authority is to be notified of the intention to appoint the further members to the Board of Management; said authority can object to such appointment for good cause within one month. If the supervisory authority objects, the employment may not be effected.

ss. 8 Functions of the Board of Management

(1) The Board of Management shall represent the Bank and conduct its affairs. It can appoint members of the Board of Management or other employees as its representative. The Statutes shall contain more detailed rulings.

(2) The Board of Management shall be responsible for all matters that are not assigned to the Supervisory Board by or pursuant to the present Act. It is to keep the Supervisory Board informed of all important business matters, the pattern of business and the intended future management policy. The Statutes shall contain more detailed rulings.

(3) A quorum of the Board of Management shall be established if a majority of its members is present. Resolutions shall be adopted by simple majority; in the case of a tie, the Chairman shall have the casting vote.

(4) The Chairman of the Board of Management shall be responsible for ensuring that the guidelines issued by the Supervisory Board are observed and for coordination of the divisions within the framework of resolutions adopted by the Board of Management.

ss. 9 Supervisory Board

(1) The Supervisory Board shall consist of fifteen members having voting rights and three advisory members. The members having voting rights shall be

1.  eight representatives of the federal state government, and
2.  seven further members.

The federal state government shall appoint one member according to Sentence 2 No. 1 as the Chairman of the Supervisory Board and at least two of these members as his deputies. One deputy shall be appointed for each further member of the Supervisory Board according to Sentence 2 No. 2; the representation according to Sentence 2 No. 1 shall be decided by the responsible ministry.

(2) The members and their deputies shall be appointed by the federal state government for a period of five years.

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(3) The advisory members shall be the chairmen of the two staff councils and the chairman of the joint staff council. The deputies of the advisory members shall be their deputies according to ss. 32 Subsection 2 and ss. 54 Subsection 3 in conjunction with ss. 32 Subsection 2 State Public Service Staff Representation Act (LPVG - Landespersonalvertretungsgesetz).

(4) The members of the Supervisory Board according to Subsection 1 Sentence 2 No. 2 shall perform their duties in an honorary capacity. Matters relating to the legal position of the honorary members shall be regulated in more detail by the Statutes.

(5) The members of the Supervisory Board shall receive appropriate remuneration; the Statutes shall contain a more detailed ruling.

(6) The Supervisory Board shall adopt rules of procedure.

ss. 10 Functions of the Supervisory Board

(1) The Supervisory Board shall establish guidelines for the Bank's business activity and supervise the conduct of its affairs. It can at any time demand information concerning any aspect of the Bank's activities.

(2)      The Supervisory Board shall decide on

1. the number of members of the Board of Management, their appointment, employment, discharge and dismissal, and rules of procedure for the Board of Management,
2.  the fundamental employee contract terms,
3. the adoption of the annual financial statement, the distribution of profit, and approval of the conduct of business by the Board of Management,
4.  the appointment of the auditor,
5. the acquisition and sale of direct and indirect equity investments as detailed in the Statutes,
6.  the establishment of committees and their composition.

The Supervisory Board may resolve to make other matters of particular importance to the Bank subject to its approval.

ss. 11  Employees

(1) The Chairman of the Supervisory Board shall exercise the function of employer with regard to the members of the Board of Management; in this respect he shall represent the Bank.

(2) The Bank shall be entitled to employ civil servants. Its establishment plan shall determine the established posts for civil servants by number, type, grade and designation. The Board of Management shall decide on the appointment and

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dismissal of the civil servants insofar as responsibility does not lie with the
Supervisory Board.

(3) The superior of the civil servants shall be the Chairman of the Board of Management; the highest administrative authority shall be the Board of Management. The powers of the superior stipulated in the State Disciplinary Ordinance (Landesdisziplinarordnung) shall be vested in the Chairman of the Board of Management, those of the higher-ranking and next higher-ranking superiors and the highest administrative authority in the Board of Management. The instituting authority shall be the Supervisory Board. ss. 127 State Disciplinary Ordinance (Landesdisziplinarordnung) shall remain unaffected.

ss. 12 Supervision

(1) The Bank shall be supervised by the federal state. The supervisory function shall be exercised by the Ministry of Finance in consultation with the ministry having competence for the matter concerned.

(2) The supervision shall be such as to ensure that the Bank performs its functions lawfully and in the interests of the federal state. The supervisory authority is empowered to give directions to this effect. ss. 44 to ss. 44 b Banking Act (Gesetz uber das Kreditwesen) shall apply accordingly.

ss. 13 Statutes and General Terms of Business

(1) Details of the Bank's legal position shall, pursuant to the present Act, be regulated in the Statutes to be issued by the federal state government.

(2) The Bank can issue General Terms of Business. The General Terms of Business may provide for administrative fees to be charged in connection with the granting of loans, issue of subsidies and assumption of guarantees.

ss. 14 Notices

Notices shall be published in the Official Gazette (Staatsanzeiger) for Baden-Wurttemberg.

ss. 15 Audit by Public Audit Office

The Public Audit Office (Rechnungshof) shall be entitled to investigate the conduct of the Bank's affairs. Other statutory provisions governing the competence of the Public Audit Office shall remain unaffected.

ss. 16 Legal Succession, Transfer of Competences, Continued Validity of
       Provisions

(1) The assets and liabilities of Landeskreditbank Baden-Wurttemberg (former LKB/LKB-alt) assigned to the legally non-independent statutory bodies,

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"Landeskreditbank Baden-Wurttemberg, Forderungsanstalt" and "Sachsische
Aufbaubank", shall pass to the Bank effective 1st December, 1998 (effective transfer date) by partial universal succession. As of the effective transfer date a balance sheet shall be prepared together with inventories and a schedule of off-balance-sheet assets and contracts; these shall be deemed to be public documents of a public authority.

(2) At the request of the Bank the Ministry of Finance shall confirm the transfer of real estate, equivalent rights and buildings and all other rights that qualify for entry in the Land Register by way of an official notice.

(3) In addition, all obligations and competences established for former LKB/LKB-alt in its capacity as a development agency shall pass to the Bank on the effective transfer date. This shall also apply in particular to the functions transferred to former LKB/LKB-alt by order of the federal state government.

(4) All the provisions under federal state law applicable to Landeskreditbank Baden-Wurttemberg, Forderungsanstalt shall be applied directly to the Bank save as otherwise determined.

ss. 17     Exemption from Charges

Charges shall not be raised for the legal acts required to establish the Bank, in particular costs according to the Court Costs Act (Gerichtskostengesetz) and the Costs Ordinance (Kostenordnung), including the fees for certification and authentication, by the federal state or the statutory bodies under its supervision; expenses shall not be reimbursed.

ss. 18 Reconstitution of Governing Bodies

(1) After promulgation of the present Act the Supervisory Board and the Board of Management shall be constituted according to the provisions of ss. 7 and ss. 9 and the Statutes. Until the Board of Management has been constituted, the Board of Management of former LKB/LKBalt shall conduct the business of the Bank.

(2) The first meeting of the Supervisory Board shall be convened by the Minister of Finance.

ss. 19 Transfer of Employment

(1) The legal relationships between Landeskreditbank Baden-Wurttemberg, Forderungsanstalt and its employees shall pass to the Bank. The legal consequences shall be governed by ss. 613a Subsections 1 and 4 German Civil Code (Burgerliches Gesetzbuch).

(2) The employment of each of the members of the Board of Management shall pass to the Bank.

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ss. 20 Staff Representation

(1) Transitional staff councils shall be constituted at the head office of the Bank in Karlsruhe and at the branch in Stuttgart. They shall be composed of the employees of the Bank who were members or substitute members of the staff council of former LKB/LKB-alt in Karlsruhe or of the staff council at the branch in Stuttgart on 30th November, 1998. ss. 19 Subsection 2 Nos. 2 to 5 LPVG shall remain unaffected.

(2) In case of the chairmen of the staff council of former LKB/LKB-alt in Karlsruhe and the staff council at the branch in Stuttgart passing to the Bank, they shall chair the transitional staff council of the area to which they belonged until 30th November, 1998. Otherwise the chairmen of the transitional staff councils are to be elected by the transitional councils' members.

(3) ss. 34 Subsection 1 LPVG is to be applied accordingly subject to the proviso that the eldest member of the transitional joint staff council perform the functions of the electoral officer.

(4) The tenure of the transitional staff councils ends with the election of the new staff council, at the latest at midnight on 31st December, 1999. ss. 19 Subsection 2 No. 6 LPVG does not inhibit the election of a staff council. In derogation of ss. 19 Subsection 3 Sentence 1 LPVG the next staff council at the Bank is to be elected in the next period at one of the regular staff council elections.

     (5) A transitional youth and trainee council shall be constituted at the head office of the Bank in Karlsruhe. Subsection 2 shall apply accordingly. It shall be composed of the employees of the Bank within the meaning of ss. 57 LPVG who were members of the youth and trainee council of former LKB/LKB-alt in Karlsruhe on 30th November, 1998. ss. 60 Subsection 2 Sentence 2 in conjunction with ss. 19 Subsection 2 Nos. 2 to 5 LPVG shall remain unaffected.

     (6) The tenure of the transitional youth and trainee council ends, in derogation of ss. 60 Subsection 2 Sentence 1 LPVG, with the election of the new youth and trainee council, at the latest at midnight on 31st December, 1999.

ss. 21 Transitional Provision for Joint Staff Council

(1) A transitional joint staff council shall be constituted at the Bank. It shall be composed of

1. the employees of the Bank who were members of the joint staff council of former LKB/LKB-alt in Karlsruhe on 30th November, 1998, and

2. the chairman of the transitional staff council of the Bank at its branch in Stuttgart provided that the employees according to No. 1 do not include any employees of the Stuttgart branch.

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(2) In case of the chairman of the joint staff council of former LKB/LKB-alt passing to the Bank, he shall chair the transitional joint staff council. Otherwise ss. 54 Subsection 3 in conjunction with ss. 34 Subsection 1 LPVG is to be applied accordingly subject to the proviso that the eldest member of the transitional joint staff council perform the functions of the electoral officer.

(3) The tenure of the transitional joint staff council ends with the election of the new joint staff council, at the latest at midnight on 31st December, 1999. ss. 54 Subsection 3 in conjunction with ss. 19 Subsection 2 No. 6 LPVG does not prevent the election of a joint staff council.

In derogation of ss. 54 Subsection 3 in conjunction with ss. 19 Subsection 3 Sentence 1 LPVG the next joint staff council at the Bank is to be elected in the next period but one of the regular joint staff council elections.

(4) ss. 54 Subsection 3 in conjunction with ss. 13 and ss. 20 LPVG shall apply accordingly, likewise ss. 20 Subsection 1 subject to the proviso that the transitional joint staff council perform the functions of the staff council.

ss. 22 Termination of Legal Provisions

The Act concerning Landeskreditbank Baden-Wurttemberg of 11th April, 1972 (Law Gazette - Gesetzblatt page 129), as most recently revised by the Act of 22nd March, 1993 (Law Gazette - Gesetzblatt page 217), shall terminate on 1st January, 1999. ss. 16 shall remain unaffected.

ss. 23  Restitution of Uniform Ordinance Priority

The parts of the Ordinances adopted pursuant to ss. 3 Subsection 1 Sentence 3 Act Concerning Landeskreditbank Baden-Wurttemberg (Gesetz fiber die Landeskreditbank Baden-Wurttemberg) of 11th April, 1972 (Law Gazette - Gesetzblatt page 129) that are based on ss. 16 Subsection 3 may be amended or repealed pursuant to ss. 3 Subsection 2 Sentence 2 by an ordinance having the force of law.

ss. 24 Effective Date

The present Act shall take effect on the day that follows its promulgation.

The preceding Act is hereby executed and is to be promulgated.